AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This Amended and Restated Employment Agreement (this
   "Agreement") is made and entered into as of this ____ day of ______________, 1995 by and between RENTRAK CORPORATION, an Oregon corporation ("Employer"), and RON BERGER ("Employee").

         WHEREAS, Employer currently employs Employee in the capacity of Chairman of the Board of Directors ("Chairman"), President and Chief Executive Officer and Employee is one of the key executives of the Employer;

         WHEREAS, Employer and Employee have entered into an Employment Agreement dated as of June 1, 1994 (the "Employment
   Agreement") and Employer and Employee desire to modify the terms of the Employment Agreement upon the terms and subject to the conditions of this Agreement;

         WHEREAS, the terms of this Agreement shall supersede in its entirety the terms of the Employment Agreement;

         WHEREAS, Employer considers it essential to the best interests of its shareholders to foster the continuous employment of Employee;

         WHEREAS, the Board of Directors of Employer (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change of Control (as defined below) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders;

         WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management, including Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of Change of Control; and

         WHEREAS, the Board has determined that it is in the best interests of Employer and its shareholders to clarify certain provisions of the Employment Agreement in order to more effectively carry out the purposes of Employment Agreement and avoid potential disputes in connection with the enforcement of the Employment Agreement following a Change of Control.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:


         1.    EMPLOYMENT.

               1.1   Position and Title.

         Employer hereby employs and engages the services of Employee for the position of Chairman of the Board of Directors, Chief Executive Officer and President of Employer, during the Term (as the term is defined in Section 2 of this Agreement) of this Agreement, on the terms and conditions hereinafter set forth. Employee further agrees to accept election and to serve during the Term of this Agreement in such positions and as an officer and/or director of any subsidiary or affiliate of Employer, without any additional compensation therefor, except as set forth in this Agreement, when and if elected to any such position by the shareholders of Employer or by the Board of Directors of Employer,
   as the case may be.   This employment shall be exclusive to
   Employee except that with majority approval of the Board of Directors of Employer and the written consent of Employee, Employer may (i) elect a new Chairman provided that Employee shall remain as the President and Chief Executive Officer of Employer or
   (ii) elect a new President provided that Employee shall remain as Chairman and Chief Executive Officer. Employee agrees to serve Employer during the Term of this Agreement as provided herein and that the employment relationship specified herein shall be the exclusive employment of Employee.

         1.2   Duties and Place of Employment.

               (a) Employee shall perform all duties customarily performed by executives of publicly-held companies engaged in a business similar to Employer's business and who are employed in the same capacity as Employee pursuant to this Agreement.
   Employee shall devote his full business time during normal business hours to the business and affairs of Employer, use his best efforts to promote the interests of Employer and, use his best efforts to perform faithfully and efficiently responsibilities assigned to Employee hereunder. To the extent Employee has performed personal, civic or charitable activities or served on corporate boards or committees not significantly interfering with the performance of his responsibilities to Employer prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement shall not be deemed to interfere with the performance of Employee's responsibilities to the Company. It is expressly agreed that Employee's continuing service on any boards or committees with which he shall be connected, as a member or otherwise, as of the date of this Agreement, or any such service approved by Employer during the Term of this Agreement, shall, not be deemed to interfere with the performance of Employee's services to Employer pursuant to this paragraph (a). Employee shall report directly and only to the Board of Directors or an executive committee of the Board of Directors. Employee shall perform his duties, at Employer's principal executive offices which are currently located at 7227 N.E. 55th Avenue, Portland, Oregon 97218, or such other location as shall be mutually agreed upon by Employee and Employer. Subject to the terms of this Agreement, Employee shall comply promptly and faithfully with Employer's reasonable instructions, directions, requests, rules and regulations. Employer shall not be deemed to have waived the right to require Employee to perform any duties hereunder by assigning Employee to any other duties or services.

               (b) After a Change of Control (as defined below) during the Term of this Agreement, Employee shall continue to serve Employer in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the Change of Control. After a Change of Control, Employee's services shall be performed at the location where Employee was employed as of the date immediately prior to the Change of Control, or at such other location as may be mutually agreed between Employer and Employee.

               (c) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following four paragraphs:

               (1) any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Employer, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Employer, representing twenty-five percent (25%) or more of the combined voting power of Employer's then outstanding securities; or

               (2) a majority of the directors elected at any annual or special meeting of stockholders are not individuals nominated by Employer's then incumbent Board; or

               (3) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of its assets.

         2.    TERM.

         The term ("Term") of this Agreement shall commence on June 1, 1994 and shall terminate on May 31, 1999, unless sooner terminated pursuant to Section 5, provided that in the event of a Change of Control, this Agreement shall terminate on the later of May 31, 1999 and two years after such Change of Control, unless sooner terminated pursuant to Section 5. Notwithstanding the foregoing, if the parties hereto shall, after such termination date, continue to perform this Agreement as provided hereunder, the Term of this Agreement shall automatically be extended until terminated by either party giving one hundred twenty (120) days prior written notice to the other at any time thereafter.

         3.    COMPENSATION.

         As full compensation for all services to be performed by Employee pursuant to this Agreement, Employer agrees to pay
   Employee the compensation set forth in this Section 3, in addition to such other benefits and compensation as are provided elsewhere in this Agreement.

               3.1   Base Salary.

               (a) Employee shall be paid an annual base salary of $300,000 for the first year of employment under this Agreement. The annual base salary shall be paid to Employee in equal semi-monthly installments in arrears on the seventh (7th) and twenty-second (22nd) day of each month, commencing as of the month in which this Agreement is executed. Should the seventh (7th) or the twenty-second (22nd) day of any month not be a business day, Employee's semi-monthly installment of base salary otherwise due on such date shall be paid to Employee on the immediately preceding business day. Employee's initial base salary shall be increased pursuant to Section 3.1(b) hereof and, any increase in Employee's annual base salary shall in no way limit or reduce any other obligation of Employer hereunder. Once established at an increased specified rate, Employee's annual base salary hereunder shall not thereafter be reduced.

               (b) During the Term hereof, the base salary payable to Employee pursuant to Section 3.1(a) hereof shall be increased on each anniversary of the date of the commencement of the Term of this Agreement as follows:

         From June 1, 1995 to May 31, 1996 - $320,000
         From June 1, 1996 to May 31, 1997 - $340,000
         From June 1, 1997 to May 31, 1998 - $360,000
         From June 1, 1998 to May 31, 1999 - $390,000

   Section 3.1(a) of this Agreement shall thereupon be deemed to be amended without further action by Employer or Employee and Employee's base salary shall be as set forth above effective as of each anniversary date of this Agreement.

               (c) Nothing herein contained shall preclude the Board of Directors of Employer from authorizing the payment of additional compensation to Employee over and above the base salary at any time payable to him under this Agreement, whether as a bonus or otherwise. The payment of such additional compensation shall not operate as an amendment obligating Employer to make any similar payment or to pay additional compensation at any future time or for any future period or be deemed to affect the base salary in any manner.

               3.2   Annual Bonus.

         In addition to the base salary, Employee shall be awarded, for each of Employer's fiscal years during the Term of this Agreement commencing with fiscal year ending March 31, 1995, an annual bonus (the "Annual Bonus") as determined by this Section
   3.2. The Annual Bonus for fiscal year 1995 shall equal five percent (5%) of the amount by which "Employer's Pre-Tax Profits" (as that term is defined in Annex A attached hereto) exceeds $1 million (the "Bonus Base"). Thereafter, for each subsequent year, the Bonus Base shall be adjusted to equal the. actual Employer's Pre-Tax Profits for the prior fiscal year plus 15%; or $1,000,000, whichever is greater. All income below the Bonus Base shall not qualify for or be used in determining the Annual Bonus. In subsequent fiscal years during the term of this Agreement, an Annual Bonus equal to 5% of the amount by which Employer's Pre-Tax Profits for the current fiscal year exceeds the Bonus Base shall be paid to Employee. The Annual Bonus shall be paid in cash to Employee on the earlier of (a) the date Employer files its annual report on Form 10-K with the Securities and Exchange Commission, or (b) the date that is one hundred twenty (120) days after the end of Employer's fiscal year.

               3.3   Stock Option.

         In connection with and as a further inducement to Employee to enter into this Agreement, the Employer's Stock Option
   Committee has awarded to Employee certain stock options, copies of which are attached hereto as Exhibit A.

               3.4   Additional Benefits.

                     3.4.1 Business Expenses.

         During the Term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the performance of his duties pursuant to this Agreement in accordance with the policies and procedures of Employer now or hereinafter in effect. During the Term of this Agreement, Employer shall furnish Employee with an automobile to be used by Employee in the performance of his duties hereunder and shall pay such expenses and other amounts with respect thereto as are customarily paid for senior executives in corporations substantially similar to Employer. Such automobile shall be of a price and class similar to that currently used by Employee.

                     3.4.2 Insurance.

         During the Term of this Agreement, Employer shall provide, at no expense to Employee, a term life insurance policy on the life of Employee and payable to Employee's designated beneficiary in accordance with the current policies and procedures of Employer in effect, and shall continue in force the disability insurance now in effect. Employer shall further provide Employee during the Term of this Agreement with group accident, medical, dental and hospital insurance coverage in accordance with the policies and procedures of Employer in effect from time to time and to the extent permissible by law, Employer shall extend medical and health insurance coverage to Employee's wife and child dependents. Further, Employer shall use its best efforts to provide Employee with Directors and Officers Liability Insurance appropriate to the nature of his responsibilities hereunder, provided that Employer is able to obtain such insurance coverage for all of its directors and officers at reasonable expense, as determined by the Board of Directors in its sole discretion. For five years following a Change of Control, Employer shall use its best efforts to continue to provide directors' and officers' liability insurance covering Employee (with respect to events occurring prior to termination of Employment) on terms no less favorable (in terms of coverage and amounts) than those of such insurance in effect immediately prior to the Change of Control. Following a Change of Control, Employer will indemnify and hold harmless Employee (and advance expenses) to the full extent provided in the Articles of Incorporation and Bylaws of Employer as in effect immediately prior to the Change of Control.

                     3.4.3 Vacation and Holidays.

         Employee shall be entitled to three (3) weeks paid vacation during each full year of employment. In addition to the above vacation, Employee shall be entitled to the number of paid holidays provided for under the current policies and procedures of Employer in effect from time to time.

                     3.4.4 Benefits Generally Offered.

         In addition to any other compensation or benefits to be received by Employee pursuant to the terms of this Agreement, Employee shall be entitled to participate in all employee benefits which Employer may from time to time provide its key officers.

         4.    RESTRICTIVE COVENANTS.

               4.1   Non-Competition.

               (a) During the term of Employee's employment under this Agreement and for eighteen (18) months thereafter, Employee shall not own or have any interest directly in, or act as an officer, director, agent, employee or consultant of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, or other entity which is a wholesale distributor of home video cassettes or related media or is engaged in the specialty retail sports apparel business or is otherwise engaged in a business that is substantially similar to and/or competes with the business then engaged in by Employer (a "Competitive Entity") , in any geographical area where Employer engages in such business. The restrictions of this Section prohibiting ownership in a competitive business shall not apply to Employee's ownership of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.

               (b) While the Employer and Employee acknowledge that the restrictions contained in this Section 4.1 are reasonable, in the unlikely event that any court should determine that any of the restrictive covenants contained in Section 4.1(a), or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

               4.2   Delivery of Records.

         Upon termination of Employee's employment with Employer, Employee shall deliver to Employer all books, records, lists, brochures and all other property belonging to Employer or developed by Employee in connection with the business of Employer.

               4.3     Confidentiality.

         Except in connection with the performance of his duties hereunder, Employee shall not at any time during or after his employment with Employer, reveal, divulge or make known to any person, firm or corporation any confidential knowledge or information which is treated as confidential and secret by Employer and which relates to Employer's business (the "Confidential Information"), including, but not limited to, any confidential facts concerning any suppliers, purchasers, methods, processes, developments, schedules, lists or loans of or relating to the business of Employer and Employee will retain all Confidential Information which he has acquired or which he will acquire during his employment; provided, however, that this restriction shall not apply to any knowledge, information or fact held by or known to Employee that is generally known to the trade through no fault of Employee or which was acquired by Employee other than in his capacity as Employee; provided, further, that this restriction shall not apply to any knowledge, information or fact that, in the unqualified opinion of Employee's counsel, Employee is required to reveal or disclose as a result of court order, subpoena or similar legal duress or if disclosure is otherwise required by law. Employee shall give Employer prompt written notice of Employee's intention to disclose such information along with a copy of any such order or subpoena, and Employee shall give Employer a reasonable opportunity (under the circumstances) prior to disclosure to seek a protective order. Employee shall not be required to seek any protective order or commence any process to do so.

               4.4   Survival.

         The provisions of this Section 4 shall survive the termination of this Agreement and shall inure to the benefit of Employer, its successors and assigns.

         5.    TERMINATION.

               5.1 Termination for Cause. Employee's employment may be terminated by Employer immediately for "Cause" as that term is defined in Section 6.2.1.

               5.2 Termination for Death or Disability. Employee's employment may be terminated by Employer immediately upon Employee's "Disability" as that term is defined in Section 6.2.2 or death.

               5.3   [Intentionally Omitted]

               5.4   Termination for Good Reason or by Employer.

               (a) Employee's employment may be terminated by Employee (i) within 120 days after a Change of Control or (ii) at any time for "Good Reason" as that term is defined in Section
   6.2.3. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

               (b) Employee's employment under the terms of Agreement may be terminated by Employer in the exercise of its sole discretion at any time upon written notice to Employee.

         6.    PAYMENTS UPON TERMINATION OF EMPLOYMENT.

               6.1   Payments.

               (a) In the event of the termination of Employee's employment by Employer pursuant to Section 5.1 for Cause, within ten days of termination Employer shall pay to Employee the full amount of base salary accrued through the date of termination pursuant to Section 3.1 and the amount of bonus, if any, accrued through the date of termination pursuant to Section 3.2. No other compensation shall be due or payable under this Agreement in the event of a termination for Cause.

               (b) In the event of the termination of Employee's employment by Employer pursuant to Section 5.2 due to the death or Disability of Employee, within ten days of termination Employer shall pay to Employee or his estate or legal representative, in a lump sum, the amount of base salary and bonus accrued through the date of termination pursuant to Sections 3.1 and 3.2 plus an additional amount equal to one year's base salary pursuant to
   Section 3.1. During the period of Employee's disability, but prior to Employee's termination of Employment, Employee shall be entitled to receive all compensation as set forth in this Agreement.

               (c) In the event of the termination of Employee's employment by Employee pursuant to Section 5.4(a) or following a Change of Control or Potential Change of Control, the termination of Employee's employment by Employer pursuant to Section 5.4(b), within ten days of termination Employer shall pay to Employee, in a lump sum, the greater of (i) all base salary and bonus which Employer is obligated to pay to Employee pursuant to Sections 3.1 and 3.2 for the remainder of the Term of this Agreement (with bonus being calculated as the greater of the bonus amount paid with respect to the immediately preceding fiscal year or the average of the bonus amounts paid for the three immediately preceding fiscal years), or (ii) three times the sum of (A) the base salary which Employer is obligated to pay to Employee pursuant to Section 3.1 during the current fiscal year plus (B) the greater of the bonus amount which Employer paid with respect to the immediately preceding fiscal year or the average of the bonus amounts which Employer paid for the three immediately preceding fiscal years.

               (d) In the event of the termination of Employee's employment by Employer pursuant to Section 5.4(b) (prior to a Change of Control or Potential Change of Control), Employer shall pay to Employee all base salary and bonus which Employer is obligated to pay to Employee pursuant to Sections 3.1 and 3.2 for the remainder of the Term of this Agreement, when and at such times as such compensation would otherwise have been earned and paid to Employee pursuant to the terms of this Agreement, as if Employee had remained in the employ of Employer through the entire term of this Agreement.

               (e) In the event of a termination of Employee's employment, all stock options held by Employee as described in
   Section 3.3 of this Agreement shall be treated in the manner described in the stock option agreements entered into between Employer and Employee.

               (f) Employee is entitled to elect to continue the insurance described in Section 3.4.2 of this Agreement during a period of two (2) years following an event of termination described in subsections (c) and (d) of this Section 6.1. If Employee elects to continue such coverage, Employer shall reimburse Employee for the premiums paid by Employee for such insurance as such premiums are paid until such time as the continued insurance terminates or Employee obtains replacement full-time employment and is covered by such new employer's group medical health and life insurance plan with benefits substantially similar to those provided by Employer's insurance plan and without any pre-existing conditions, exclusions, limitations or restrictions, whichever occurs first. Such reimbursement shall be reduced for an amount equivalent to the amounts charged Employee for health coverage immediately prior to the occurrence of the Change of Control.

               (g) Employee, in his sole and absolute discretion, shall have the right to decline all or a portion of any payments under this Agreement.

               6.2   Definitions.

                     6.2.1 Cause.

         "Cause" shall mean (i) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of Employer, or (ii) the conviction of Employee of a felony.

                     6.2.2 Disability.

         "Disability" shall mean Employee's inability due to incapacity due to physical or mental illness to perform Employee's duties for a consecutive period of at least 90 days or for at least 180 days in a twelve-month period.

                     6.2.3 Good Reason.

         "Good Reason" shall mean (i) the failure of Employer to comply with the terms of this Agreement, or (ii) the occurrence (without Employee's express written consent), within two (2) years after any Change of Control, or after any Potential Change of Control (treating all references in subsections (a) through (g) below to a "Change of Control" as references to a "Potential Change of Control"), of any one of the following acts by Employer, or failures by Employer to act:

               (a) the assignment to Employee of any duties inconsistent with Employee's status as an executive officer of Employer or a substantial adverse alteration in the nature or status of Employee's title, position, duties, functions, working conditions or responsibilities from those in effect immediately prior to the Change of Control other than any such alteration primarily attributable to the fact that Employer may no longer be a public company, including, among other things, removal or failure to nominate Employee as a member of the Board if Employee is serving as such a member immediately prior to the occurrence of a Change of Control;

               (b) a reduction by Employer in Employee's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

               (c) the relocation of Employer's principal executive offices to a location more than thirty-five miles from the location of such offices immediately prior to the Change of Control or Employer's requiring Employee to be based anywhere other than Employer's principal executive offices except for required travel on Employer's business to an extent substantially consistent with Employee's business travel obligations immediately prior to the Change of Control;

               (d) the failure by Employer, without Employee's consent, to pay to Employee any portion of Employee's current compensation;

               (e) the failure by Employer to continue in effect any compensation plan in which Employee participates immediately prior to the Change of Control which is material to Employee's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Employer to continue Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the terms and conditions of such benefits, including, without limitation, the level of Employee's participation relative to other participants, as such relative level existed at the time of the Change of Control;

               (f) the failure by Employer to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Employer's pension, life insurance, medical, health and accident, or disability plans in which Employee was participating immediately prior to the Change of Control, the taking of any action by Employer which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to the Change of Control, or the failure by Employer to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with Employer in accordance with Employer's normal vacation policy in effect immediately prior to the Change of Control; or

               (g) the failure of Employer to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13 hereof.

                     6.2.4 Potential Change of Control. A "Potential Change of Control" shall mean a potential change of control of Employer, which shall be deemed to have occurred if the conditions set forth in any one of the following three events shall occur:
   (i) Employer enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (ii) any person (including Employer) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

               6.3   Disputes Concerning Termination

               (a) If within fifteen (15) days after any notice of termination for Good Reason is given by Employee pursuant to
   Section 5.4(a), Employer notifies Employee that a dispute exists concerning the termination, the date of termination of this Agreement shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final determination; provided further that the date of termination shall be extended by a notice of dispute from Employer only if such notice is given in good faith and Employer pursues the resolution of such dispute with reasonable diligence.
   Employee shall have the right to notify Employer that a dispute exists within fifteen (15) days after any notice of termination is given by Employer, and shall have the right to dispute any denial of the payments and benefits described in this Agreement and to dispute the amount of such payments and benefits. Following a Change of Control, a Employer shall provide all witnesses and evidence reasonably required by Employee to present Employee's case. Employer shall pay to Employee all reasonable expenses and legal fees incurred by Employee as a result of a termination in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not Employee is successful in obtaining or enforcing such right or benefit).

               (b) If a purported termination by Employee for Good Reason occurs and such termination is disputed, Employer shall do either of the following.

                     (1) If Employee continues to provide services, Employer shall continue to pay Employee the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary and estimated bonus) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was a participant when the notice giving rise to the dispute was given, until the dispute is finally resolved; or

                     (2)   If Employee is no longer providing
               services, Employer shall pay Employee fifty percent (50%) of the amount specified in Sections 6.1(a), (b),
               (c) and (d), and Employer will provide Employee with the other benefits provided in Section 6, if, but only if, Employee agrees in writing that if the dispute is resolved against Employee, Employee will promptly refund to Employer all payments Employee receives under this paragraph (b) plus interest at the rate provided in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded quarterly. If the dispute is resolved in Employee's favor, promptly after resolution of the dispute Employer will pay Employee the sum which was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

   Amounts paid under this paragraph (b) shall offset against and reduce other amounts due under this Agreement. If the dispute is resolved by a determination that Employee did not have Good
   Reason, this Agreement, in accordance with its terms, will continue to apply to the circumstances of Employee's employment by Employer and any termination thereof.

               (c) If there is a termination by Employer followed by a dispute as to whether Employee is entitled to the payments and other benefits provided under this Agreement, then, during the period of that dispute Employer will pay Employee fifty percent (50%) of the amount specified in Sections 6.1(a), (b), (c) and
   (d), and Employer will provide Employee with the other benefits provided in Section 6, if, but only if, Employee agrees in writing that if the dispute is resolved against Employee, Employee will promptly refund to Employer all payments Employee receives under this paragraph (c) plus interest at the rate provided in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded quarterly. If the dispute is resolved in Employee's favor, promptly after resolution of the dispute Employer will pay Employee the sum which was withheld during the period of the dispute plus interest at the rate provided in
   Section 1274(d) of the Code, compounded quarterly.

         7.    PERSONAL NATURE.

         This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer. Employee hereby grants to Employer the right to use Employee's name, likeness and/or biography in connection with the services performed by Employee hereunder and in connection with the advertising or exploitation of any project with respect to which Employee performs services hereunder.

         8.    NOTICES.

         Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed duly served and given when personally delivered to the party to whom such notice or communication is directed or, in lieu of such personal service, when deposited in the United States mail, certified, return receipt requested, first class postage prepaid, addressed as follows:

         EMPLOYER:   RENTRAK CORPORATION
                     7227 N.E. 55th Avenue
                     P.O. Box 18888
                     Portland, Oregon 97218

         EMPLOYEE:   RON BERGER
                     P.O. Box 2190
                     Gresham, Oregon 97030

         Each party may change its address for purposes of this Section by giving written notice of such change in the manner provided for in this Section.

         9.    GOOD FAITH.

         All approvals required to be given by any party shall be given or denied in good faith and may not be unreasonably denied. Each party shall use due diligence in its attempt to accomplish any act to be accomplished by that party.

         10.   ATTORNEY FEES.

         Except as provided in Section 6.3, in the event that it should become necessary for any party to bring an action, including arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, each party shall pay its own legal fees in connection with such action.

         11.   APPLICABLE LAW/VENUE.

         This Agreement is executed and intended to be performed in the State of Oregon and the laws of such State shall govern its interpretation and effect. If suit is instituted by any party hereto by any other party hereto for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the Superior Court of the State of Oregon in and for the County of Multnomah.

         12.   INTEGRATED AGREEMENT.

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreement between the parties with respect thereto.

         13.   HEIRS AND ASSIGNS.

         Subject to any restriction on assignment contained herein, this Agreement shall be binding upon and shall inure to the benefit of the respective party's heirs, successors and assigns. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. This Agreement shall not be terminated by Employer's voluntary or involuntary dissolution or by any merger or consolidation in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of the assets of Employer. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding on and inure the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

         14.   SEVERABILITY.

         Any provision in this Agreement which is, by competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement, including the provision relating to choice of law, to achieve such result.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

   EMPLOYER:                     EMPLOYEE:

   RENTRAK CORPORATION,
   an Oregon Corporation

   BY:


   F. KIM COX                    RON BERGER
   Executive Vice President


   BY:



   STEVE ROBERTS
   Chairman, Compensation Committee,
   Board of Directors